As filed with the Securities and Exchange Commission on January 10, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CHAD Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	95-3792700 (I.R.S. Employer Identification No.)

21622 Plummer Street
Chatsworth, CA 91311
(818) 882-0883
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tracy A. Kern
Chief Financial Officer
CHAD Therapeutics, Inc.
21622 Plummer Street
Chatsworth, CA 91311
(818) 882-0883
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Hillel T. Cohn, Esq.
Morrison & Foerster LLP
555 W. Fifth Street, Suite 3500
Los Angeles, California 90013-1024

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. TM
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. TM ______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. TM ______________
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. TM

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered(1)	offering price per unit(1)	aggregate offering price(1)	registration fee(1)
Common stock, $.01 par value	1,594,776 (2)	$0.39	$621,963	$24.45

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of CHAD Therapeutics, Inc. common stock on January 8, 2008, as reported on the American Stock Exchange.

(2)	Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION
DATED JANUARY 10, 2008
1,594,776 Shares
Common Stock
CHAD Therapeutics, Inc.
     We have prepared this prospectus to allow the selling stockholders we identify in this prospectus to sell shares of our common stock issuable by us upon the conversion of the convertible note or the exercise of common stock warrants held by the selling stockholders.
     We will not receive any of the proceeds from the sale of these shares of common stock by the selling stockholders. The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest may offer and sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. Such sales may be made through public or private transactions at prevailing market prices, at prices relating to prevailing market prices or at privately negotiated prices.
     Our common stock trades on the American Stock Exchange under the trading symbol “CTU.” On January 9, 2008, the last reported sale price of our common stock was $0.39 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

     Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 1 of this prospectus.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 10, 2008.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

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SUMMARY
The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.
CHAD THERAPEUTICS, INC.
          CHAD Therapeutics, Inc., a California corporation (“CHAD” or the “Company”) was organized in August 1982 to develop, produce, and market respiratory care devices designed to improve the efficiency of oxygen delivery systems for both home and hospital treatment of patients who require supplemental oxygen. The Company introduced its first respiratory care device in the market in June of 1983 and has introduced additional respiratory care devices in subsequent years. Our principal office is located at 21622 Plummer Street, Chatsworth, California 91311. Our telephone number is (818) 882-0883. Our Internet address is www.chadtherapeutics.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.
          CHAD Therapeutics is a registered trademark of CHAD Therapeutics, Inc. Each of the other trademarks, trade names or service marks appearing or incorporated by reference in this prospectus belongs to its respective holder.
THE OFFERING

Issuer	CHAD Therapeutics, Inc., a California corporation.

Selling Stockholders	The selling stockholders of our common stock in the offering are named herein.

Securities Covered	1,594,776 shares of common stock issuable upon conversion of convertible note and exercise of common stock warrants held by the selling stockholders.

Plan of Distribution	The selling stockholders may offer and sell the common stock from time to time on the American Stock Exchange or otherwise, directly to purchasers or through underwriters, broker-dealers or agents.

Use of Proceeds	We will not receive any of the proceeds of sales by the selling stockholders of any of the securities covered by this prospectus.

Trading	Our common stock is quoted on the American Stock Exchange under the symbol “CTU.”
RECENT DEVELOPMENTS
          Asset Sale. On November 16, 2007, we entered into a definitive agreement, subject to shareholder approval, to sell to Inovo, Inc. (the “Buyer”) substantially all of our assets related to the oxygen conserver business including accounts receivable, inventory, and certain equipment and intellectual property (the “Asset Sale”) pursuant to an Asset Purchase Agreement (the “APA”). Pursuant to the APA, the Buyer would assume certain liabilities and obligations related to our oxygen conserver business. A special meeting of our shareholders has been scheduled for January 31, 2008 to consider and vote upon the proposed Asset Sale. The selling price for the oxygen conserver business assets is $5,250,000, subject to adjustment for changes in working capital between the execution date of the APA and closing date (the “Selling Price”). The selling price may not exceed $5,500,000. There is no limit on a potential downward adjustment of the selling price based on a reduction in the Company’s working capital. If the Asset Sale is approved, after payment of outstanding debt, severance obligations and transaction expenses, we currently expect to receive net proceeds of approximately $1,100,000.
          If the Asset Sale is approved, we will no longer develop and sell oxygen conserver products. We will retain the assets related to our TOTAL O2 and in-home transfilling business (the “Transfilling Assets”) as well as products in development for the sleep disorder market. We are currently in discussions with several potential purchasers of the Transfilling Assets. As of the date of this prospectus, we have not received any offers for such assets and at this time we do not know whether or not we will receive any offers for the Transfilling Assets or the amount that potential purchasers would pay for such assets. We plan to focus our future efforts on the development and commercialization of products for the sleep disorder market. None of our sleep disorder products has been commercially introduced.
          The Asset Sale is subject to certain closing conditions including approval by the Company’s shareholders. If the Asset Sale is approved and closes during the first calendar quarter of 2008, then we anticipate that we will have sufficient working capital in place for the next 12 months to continue operations. If the Asset Sale is not approved by the shareholders or is not completed during the first calendar quarter of 2008, then we may require additional capital resources which may only be available pursuant to terms and conditions that would result in significant cost to the Company and significant dilution of our shareholders’ interest in the Company and its assets. Moreover, such additional financing may not be available at all, in which event we would need to consider other alternatives, including an orderly liquidation of our assets, curtailment of our current operations and seeking protection under the federal bankruptcy laws.
          Loans from Executive Officers. In order to enhance our near-term liquidity, on December 19, 2007, our Board of Directors approved a credit facility with Mr. Earl Yager and Mr. Thomas Jones, our Chief Executive Officer and our Chairman of the Board, respectively (the “Credit Facility”). Pursuant to the terms of the Credit Facility, we may draw an aggregate of $1,000,000, subject to certain conditions. We made an initial draw down in the principal amount of $300,000.
          Notes issued under the Credit Facility will bear interest at a rate of 8% per annum and will mature at the earlier of (i) two business days after the closing of the Asset Sale or (ii) August 30, 2010. The notes will be secured by the assets of the Company, but the security interest will be subordinated to the security interest of Calliope Capital Corporation discussed below. In connection with the Credit Facility, Mr. Yager and Mr. Jones each will receive warrants to purchase our common stock at a price per share equal to the average closing price of our common stock on the American Stock Exchange for the five trading days immediately preceding the initial funding under the Credit Facility (“Exercise Price”). The number of warrants will be equal to (a) the principal amount of the Note issued at the Initial Closing multiplied by 0.30, divided by (b) the Exercise Price. The warrants have a term of five years. No additional warrants are issuable in connection with any additional borrowings we may make under the Credit Facility.
          The Board of Directors appointed two independent members of the Board to evaluate and negotiate the terms of the Credit Facility. Neither Mr. Yager nor Mr. Jones participated in the meeting of the Board of Directors which approved the Credit Facility. In its evaluation of the Credit Facility, the independent members of the Board of Directors considered the terms of other potential funding sources and determined that the Credit Facility was more favorable to the Company and its shareholders than the terms proposed by other sources of funding. The Board of Directors also consulted with financial and legal advisers and considered the Company’s current financial condition, its recent operating performance and market conditions for distressed borrowers in its evaluation of the Credit Facility.
          Calliope Financing. On July 30, 2007, the Company entered into a financing transaction with Calliope Capital Corporation (the “Investor”), a Delaware corporation pursuant to which the Company issued to the Investor a $750,000 convertible term note (the “Term Note”) and a $2,750,000 revolving credit line (the “Credit Line”), all secured by the Company’s assets (the “Calliope Financing”). The Term Note is payable in equal installments over 33 months and bears interest at prime plus 2%, and the Credit Line bears interest at prime plus 1.5%. A portion of the financing was used to pay all outstanding obligations on the Company’s factoring arrangement with a commercial bank.
          At the Investor’s option, the Convertible Note may be converted into shares of the Company’s common stock any time during the term of the note at a conversion price of $1.18. In addition, warrants to purchase up to 977,702 shares of the Company’s common stock were issued to the Investor with an exercise price of $1.24 per share. The Investor was granted registration rights with respect to the shares underlying the note and the warrants. The note and the warrants include a lock-up feature for a period ending July 29, 2008.
          The following table discloses the dollar amount of each payment (including the value of any payments made in the form of securities) in connection with the Calliope Financing that we have made to any selling stockholders, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, loan fees, payments made to “finders” or “placement agents,” and any other payments or potential payments). The net proceeds to the Company from the Calliope Financing is also provided.

	Type of	Amount/Value of
Payee	Payment	Payment
B. Riley Fee (1)	Cash	$275,845
Warrants(2)		$590,141
Total Interest Payments made to all Selling Stockholders as of December 16, 2007	Cash	$61,904
Total Payments to all Selling Stockholders and any of their Affiliates as of December 16, 2007		$927,890
Net Proceeds from the Calliope Financing:		$1,597,248

(1)	B. Riley was the Company’s financial adviser for the Calliope Financing.

(2)	On July 30, 2007, we issued warrants to purchase 977,702 shares of common stock at an exercise price of $1.24 per share to selling stockholders in connection with the Calliope Financing. The value of the warrant was calculated using the Black-Scholes pricing model method and included the following assumptions: a term of 7 years, volatility at .666, and an interest rate of 4.8%.
RISK FACTORS
          You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding to purchase any shares of our common stock.
Our ability to continue as a going concern is dependent on the completion of the sale of our oxygen conserver assets or obtaining additional financing.
          We do not currently have sufficient capital resources to continue our historical operations for the next 12 months. In order to address this situation, we entered into an agreement to sell our oxygen conserver business for approximately $5.25 million subject to working capital adjustments (the “Asset Sale”). This will enable us to focus our efforts on products for the sleep disorder market and realization of appropriate value from such products and the Company’s Transfilling Assets.
          The Asset Sale is subject to certain closing conditions including approval by our shareholders. If the Asset Sale is approved and closes during the first calendar quarter of 2008, then we anticipate that we will have sufficient working capital in place for the next 12 months to continue operations. If the Asset Sale is not approved by the shareholders or is not completed during the first calendar quarter of 2008, then we would require additional capital resources which may only be available pursuant to terms and conditions that would result in significant cost to the Company and significant dilution of our shareholders’ interest in the Company and its assets. Moreover, such additional financing may not be available at all, in which event we would need to consider other alternatives, including an orderly liquidation of our assets, curtailment of our current operations and seeking protection under the federal bankruptcy laws.
Our near term liquidity is dependent upon our ability to continue to borrow funds under our Credit Line or Credit Facility.
          In order to fund our operations pending the shareholder vote on the Asset Sale, we will be dependent upon the Credit Line obtained from Calliope and the Credit Facility obtained from two of our executive officers. As of December 16, 2007, we had drawn approximately $1,431,000 on the $2,750,000 Credit Line from Calliope. However, based upon the lender’s calculation of our borrowing base, we have largely exhausted the available drawings on the Credit Line. Future draws on the Credit Line will depend upon a number of factors, including the value of eligible assets owned by the Company and the lender’s calculation of our borrowing base. As a result of the uncertainty regarding our ability to make additional borrowings under the Credit Line, we established the Credit Facility with two of our executive officers. If these financing arrangements prove insufficient, we would likely be required to curtail our business operations and we might be forced to seek protection under the federal bankruptcy laws. . We do not currently have in place any other sources of short term funding and we believe it would be difficult to obtain any funds from other sources under our current circumstances.
Our future results depend upon our ability to successfully introduce new products.

          We operate in a market that is subject to continuing technological change. In order to stay abreast of new technological developments, we must continually improve our products. Moreover, there is significant price pressure on our primary product line, oxygen conservers. As a result, in order to mitigate the price pressure on our conservers, we must introduce innovative new products, and we are seeking to expand our product offerings.
          There are a number of significant risks involved with new product introductions. Problems encountered in the design and development of new products or in obtaining regulatory clearances to market the products may impair our ability to introduce any new product on a timely basis. Competitors may leapfrog our development efforts, particularly if our development efforts are delayed.
          The commercial success of any new products we do introduce will depend upon the health care community’s perception of such product’s capabilities, clinical efficacy and benefit to patients. In addition, prospective sales will be impacted by the degree of acceptance achieved among home care providers and patients requiring supplementary oxygen. Our prospective customers may be reluctant to try unproven products which we introduce. Our ability to successfully introduce new products in a new market sector such as the sleep disorder market will also be complicated by our lack of experience in this market. Thus, the success of any new products we may introduce is unpredictable and our future results may suffer if we are unable to successfully introduce new products.
We may be unsuccessful in our efforts to introduce products for the sleep disorder market.
          For several years, we have been developing products for the sleep disorder market. If the “Asset Sale” is consummated, our efforts will be focused on developing products for this market. We face significant challenges in executing our plan to enter the sleep disorder market. None of our sleep disorder products have been commercially proven and we do not have an established presence in this sector of the health care market. We will face competition from several well-established manufacturers of products for the sleep disorder market, all of whom have substantially greater financial and marketing resources than we have. Our ability to enter this market will depend upon proving the efficacy of our products, persuading physicians, sleep clinics and others of the efficacy and technical advantages which we believe our products will offer, developing a strategy for marketing our products and obtaining the financial resources to support these efforts.
Our operating results, profitability and operating margins have been adversely affected by price pressure on our principal products.
          During the past several years, there has been significant price pressure on oxygen conservers and therapeutic devices. This trend is magnified by the continuing consolidation of the home care industry as national chains typically negotiate for quantity discounts. We expect continuing price pressure on our principal products for the foreseeable future.
We are highly dependent upon a limited number of large customers, which may increase the volatility of our future operating results.
          The home health care industry is undergoing significant consolidation. As a result, the market for our products is increasingly influenced by major national chains. Four major national chains accounted for 50% and 45% of our sales for the six-months ended September 30, 2007 and 2006, respectively. One customer accounted for 42% and 38% of net sales for the six-months ended September 30, 2007 and 2006, respectively. Future sales may be increasingly dependent upon a limited number of customers which increases the risk that our financial performance may be adversely affected if one or more of these customers reduces their purchases of our products or terminates its relationship with us. During the past two years, a significant decline in orders from one national chain contributed to our decline in revenues. In addition, our future sales to another national chain may be adversely affected by that chain’s decision to add a second source for pneumatic conservers where we had been the sole supplier.
We are currently dependent upon a single product line, which increases our vulnerability to adverse developments affecting the market for supplementary oxygen.
          Although we market a range of products, all of our commercially available products are designed for patients requiring supplementary oxygen. Unlike some of our competitors, we are not a diversified provider of home health care products. As a result, our future performance is dependent upon developments affecting this narrow segment of the health care market. Adverse regulatory or economic developments affecting the market for supplementary oxygen will have a significant impact on our performance.

Changes and prospective changes in the administration of health care may disrupt the market for our products, resulting in decreased profitability.
          Approximately 85% of home health care patients are covered by Medicare and other government programs. Federal law has altered the payment rates available to providers of Medicare services. The Medicare Improvement and Modernization Act of 2003 has resulted in several years of reductions in reimbursement for home oxygen. In February 2006, reimbursement procedures were modified again, with a new requirement that ownership of home oxygen equipment be transferred to the patient after 36 months. New proposals related to reimbursement for home health care are routinely introduced in Congress. On November 1, 2006, the Centers for Medicare and Medicaid Services (“CMS”) announced new reimbursement rates that took effect on January 1, 2007. These new rates include a new reimbursement category for transfilling systems like the Company’s TOTAL O2 delivery system, which may have a positive impact on the market for these types of devices. At the same time the current Federal budget negotiations involve discussions that may reduce the time period that must pass before title to equipment that an oxygen patient is using transfers to the patient. A significant reduction would likely have a negative impact on demand for the Company’s products.
          As a result, we expect changes in reimbursement policies to continue to exert downward pressure on the average selling price of our products. Moreover, the uncertainty resulting from constant change in reimbursement policies has had a deleterious affect upon our market, causing many home care providers to delay or cut back their product purchase plans as they seek to evaluate the impact of the new policies.
We operate in a highly competitive environment, which has contributed to our reduced operating margins.
     Our success in the early 1990s drew a significant number of competitors into the home oxygen market. Some of these competitors have substantially greater marketing and financial resources compared with those of the Company. While we believe that our product features and reputation for quality will continue to be competitive advantages, we note that our market is increasingly dominated by price competition. Some of our competitors have successfully introduced lower priced products that do not provide oxygen conserving capabilities comparable to our products. During the three months ended September 30, 2007, increased competition for pulmonary conservers resulted in a decline of 34% in our sales to our largest customer. We expect competition to remain keen, with continuing emphasis on price competition for oxygen conservers and therapeutic devices.
If we are unable to stay abreast of continuing technological change, our products may become obsolete, resulting in a decline in sales and profitability.
          The home health care industry is characterized by rapid technological change. Our products may become obsolete if we do not stay abreast of such changes and introduce new and improved products. We have limited internal research and development capabilities. Historically, we have contracted with outside parties to develop new products. Some of our competitors have substantially greater funds and facilities to pursue development of new products and technologies. If we are unable to maintain our technological edge, our product sales will likely decline, as will our profitability.
Failure to protect our intellectual property rights could result in a loss of market share.
          The success of our business is dependent to a significant extent upon our ability to develop, acquire and protect proprietary technologies related to the delivery of supplementary oxygen. We pursue a policy of protecting our intellectual property rights through a combination of patents, trademarks, license agreements, confidentiality agreements and protection of trade secrets. To the extent that our products do not receive patent protection, competitors may be able to market substantially similar products, thereby eroding our market share. Moreover, claims that our products infringe upon the intellectual property rights of any third party could impair our ability to sell certain products or could require us to pay a license fee, thereby increasing our costs.
Our profitability would be adversely affected if we incur uninsured losses due to product liability claims.
          The nature of our business subjects us to potential legal actions asserting that we are liable for personal injury or property loss due to alleged defects in our products. Although we maintain product liability insurance in an amount which we believe to be customary for our size, there can be no assurance that the insurance will prove sufficient to cover the costs of defense and/or adverse judgments entered against the Company. To date, we have not experienced any significant losses due to product liability claims. However, given the use of our products by infirm patients, there is a continuing risk that such claims will be asserted against us.

Our dependence upon third party suppliers exposes us to the risk that our ability to deliver products may be adversely affected if the suppliers fail to deliver quality components on a timely basis.
          While we perform most of our manufacturing internally, some of our products depend upon components or processes provided by independent companies. We expect to continue to use outside firms for various processes for the foreseeable future. From time to time, we have experienced problems with the reliability of components produced by third party suppliers. We do not have any long-term supply contracts that are not readily terminable, and we believe there are alternative sources of supply with respect to all the components we acquire from third parties. Nonetheless, any reliability or quality problem encountered with a supplier could disrupt our manufacturing process, thereby delaying our ability to deliver on a timely basis product and potentially harming our reputation with our customers.
Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.
          There is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.
The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.
          As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.]
The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.
          The market price of our common stock could be subject to wide fluctuations in response to:
•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock, including “short” sales;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.
          The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

          Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.
Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price.
          There is a risk that this downward pressure may make it impossible for an investor to sell his securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock. This downward pressure could be magnified as a result of the large number of shares issuable upon the exercise of outstanding warrants, the conversion of our convertible debt and the exercise of outstanding options. Certain of our outstanding warrants, including the warrants issued in connection with the Calliope Financing arrangement have registration rights. As of the date of this Prospectus, 977,702 shares of our common stock are issuable upon exercise of warrants at an exercise price of $1.24 and 635,593 shares of our common stock are issuable upon the conversion of our convertible debt at a conversion price of $1.18.
We may be unable to maintain the standards for listing on the American Stock Exchange
     Our common stock is currently listed on the American Stock Exchange. There are several requirements that we must satisfy in order for its common stock to continue to be listed on the American Stock Exchange. We may not be able to comply with all of these listing requirements, which might result in the delisting of our common stock. Delisting from the American Stock Exchange could adversely affect the liquidity and the price of our common stock and could have a long-term adverse impact on its ability to raise future capital through a sale of shares of its common stock.
     If it were to be delisted, our common stock would be traded on an electronic bulletin board. If this occurs, it could be difficult to sell our securities or obtain the same level of market information as to the price of shares of our common stock as is currently available.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the SEC to enable selling stockholders, from time-to-time, to sell the securities described in this prospectus in one or more offerings.
     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you information different from that contained in this prospectus. This prospectus provides you with a general description of the common stock that the selling stockholders may offer. The information in this prospectus speaks as of the date of this prospectus and may not reflect changes in our affairs. This prospectus may also be accompanied by a prospectus supplement that may include additional risk factors or other special considerations, and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Additional Information.”
     When used in this prospectus, the terms “CHAD,” “we,” “our” and “us” refer to CHAD Therapeutics, Inc., unless otherwise specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The statements in this prospectus and the documents incorporated by reference contain forward-looking statements which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements, including statements about our business strategy, our future research and development, our preclinical and clinical product development efforts, the timing of the introduction of our products, the effect of GAAP accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds and all plans, objectives, expectations and intentions. These statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” or “certain” or the negative of these terms or other variations or comparable terminology, or by discussions of strategy.
     Our actual results may differ materially from the results expressed or implied by these forward-looking statements because of the risk factors and other factors disclosed in this prospectus and documents incorporated by reference. The risk factors may not be all of the factors that could cause actual results to vary materially from the forward-looking statements. The forward-looking statements made or incorporated in this prospectus relate only to circumstances as of the date on which the statements are made. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. We assume no obligation to update any forward-looking statements, except as required by applicable law.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus modifies or supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, and information that we file later with the SEC also will automatically modify and supersede the information contained in, deemed to be a part of, or incorporated by reference into this prospectus. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections.
     The following documents filed with the SEC are incorporated by reference in this prospectus:
1.	Our Annual Report on Form 10-K for the year ended March 31, 2007, filed on June 29, 2007, as amended on September 14, 2007;
2.	Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2007, filed on August 14, 2007 and September 30, 2007, filed on November 19, 2007;

3.	Our Forms 8-K filed on June 29, 2007 and August 3, 2007; and
4.	Our Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding common stock and any amendments or reports thereto filed with the Commission for the purpose of updating such description.
     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Tracy A. Kern, Chief Financial Officer, 21622 Plummer Street, Chatsworth, California 91311, (818) 882-0883.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholder. See “Selling Stockholder” and “Plan of Distribution.”

SELLING STOCKHOLDERS
     The 1,594,776 shares of common stock covered by this prospectus will be issued by us to the selling stockholders upon their conversion of the convertible note or exercise of common stock warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Selling stockholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock owned by each of them.
     The following table sets forth information with respect to the selling stockholders and the shares of common stock beneficially owned by each selling stockholder that may be offered under this prospectus, assuming conversion of the convertible note and the exercise of the warrants held by the selling stockholders, without regard to any limitations on the conversion or exercise. The information is based on information provided by or on behalf of the selling stockholders to us and is as of the date of this prospectus. Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling stockholders upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders.
     The information in this table is based upon 10,180,000 shares of our common stock being issued and outstanding as of December 19, 2007.

		Maximum
	Number of	Number of		Percentage of
	Shares Owned	Shares to be	Number of Shares	Shares Owned
	Prior to the	Sold Pursuant to	Owned After the	Following the
Name of Selling Stockholder	Offering	this Prospectus	Offering	Offering

Bryant Riley (1)	0	7,451	7,451	*
Calliope Capital Corporation and Valens U.S. SPV I, LLC (2)	0	1,573,817	1,573,817	*
Kelleher Family Trust (3)	0	1,132	1,132	*
Robert Campbell (4)	0	6,811	6,811	*
Roger Zickfeld (4)	0	4,716	4,716	*
Shane Pavitt (5)	0	566	566	*
Wes Cummins (3)	0	283	283	*

*	Less than 1%

(1)	The Selling Stockholder is the Chairman and an indirect equity owner of B. Riley & Co., LLC, a registered broker-dealer (“B. Riley”), which represented the Company in its Calliope Financing.

(2)	Calliope Capital Corporation (“Calliope”) is a wholly owned subsidiary of Laurus Master Fund, Ltd, which is managed by Laurus Capital Management, LLC (“LCM”). Valens U.S. SPV I, LLC is managed by Valens Capital Management, LLC (“VCM”). Eugene Grin and David Grin, through other entities, are the controlling principals of LCM and VCM and share voting and dispositive power over the securities owned by Calliope and VCM.

(3)	Thomas John Kelleher and Mary Meighan Kelleher as Trustees of the Kelleher Family Trust established on January 18, 2007, are the natural persons with voting and dispositive power over the shares of the selling stockholder. Thomas Keller is the Chief Executive officer and a director of B. Riley, a registered broker-dealer, which represented the Company in its Calliope Financing.

(4)	The Selling Stockholder received the warrants as compensation for investment banking services, provided by B. Riley.

(5)	The Selling Stockholder is a director of B. Riley, a registered broker-dealer, which represented the Company in its Calliope Financing.

(6)	The Selling Stockholder is the President of B. Riley, a registered broker-dealer, which represented the Company in its Calliope Financing.
     The selling stockholders may acquire our common stock upon the conversion of a note or the exercise of warrants that were issued in connection with the funding arrangement entered into on July 30, 2007 between Calliope Capital and the Company. Other than this funding arrangement, none of the selling stockholders, nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Each of the selling stockholders is registering all of the shares of our common stock that they may acquire upon conversion of the note or exercise of warrants. None of the selling stockholders has previously registered for sale, or sold in registered resale transactions, any shares of our common stock.
PLAN OF DISTRIBUTION
     We are registering the shares of common stock issuable upon conversion of the convertible note or exercise of the warrants to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, concessions or commissions. We will file a prospectus supplement if the selling stockholders engage one or more underwriters. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on the American Stock Exchange or any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	involving ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	involving block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	involving purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	where broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through a combination of any of the above transactions; and
•	through any other method permitted pursuant to applicable law.
     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, provided it meets the criteria and conform to the requirements of such Rule.
     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any supplement to this prospectus under Rule 424 or other applicable provision of the Securities Act of 1933, as amended, modifying and superseding, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. We will file a prospectus supplement naming the new selling stockholders if the shares are transferred, donated or pledged.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, may be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     The following selling shareholders are, or within the past 90 days were, affiliated with B.Riley & Co., a registered broker-dealer: Robert Campbell, Roger Zickfeld, West Cummins, Kelleher Family Trust, and Bryant Riley. All selling stockholders that are affiliated with broker dealers have represented to us that they (1) purchased the shares being registered for sale in the ordinary course of business and (2) at the time of purchase, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
     All of the selling stockholders have represented to us that, from the time that they first received the term sheet with respect to the Calliope Financing, they did not enter into any short sales of our common stock and did not enter into any hedging transactions which would establish a net short position in our stock. All selling stockholders have also represented to us that they will not enter into any such short sales or hedging positions.
     We will pay all expenses of the registration of the shares of common stock pursuant to a registration rights agreement we entered into with the selling stockholders, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     Morrison & Foerster LLP will pass upon certain legal matters relating to the validity of the common stock offered by this prospectus for us.
EXPERTS
     The consolidated financial statements of CHAD Therapeutics, Inc. incorporated by reference in CHAD Therapeutics, Inc’s Annual Report (Form 10-K) for the year ended March 31, 2007, have been audited by Rose, Snyder & Jacobs, independent registered public accounting firms, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     The financial statements of Chad Therapeutics, Inc as of March 31, 2006, and for each of the years in the two-year period ended March 31, 2006 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     Chad Therapeutics, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospects. However, this prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.
     We are subject to the informational requirements of the Securities and Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facility maintained by the SEC at the Judiciary Plaza, 100 F Street, NE, Room 2521, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

1,594,776 Shares
Common Stock
CHAD Therapeutics, Inc.
PROSPECTUS
     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
January 10, 2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Amount to be Paid
by the Company
SEC registration fee	$25
Legal fees and expenses	$10,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$500
Total	$20,525
Item 15. Indemnification of Directors and Officers
          Section 317 of the California Corporations Code authorizes a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article III of our Bylaws provides for indemnification of our directors, officers and other agents to the fullest extent permitted by the California Corporations Code. In addition, we have entered into indemnification agreements with each of our directors and executive officers.
Item 16. Exhibits

4.1	(1)	Registration Rights Agreement
4.2	(1)	Form of Warrant
5.1		Opinion of Morrison & Foerster LLP
23.1		Consent of Rose, Snyder & Jacobs, LLP
23.2		Consent of KPMG LLP
23.3		Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to CHAD Therapeutics, Inc.’s Report on Form 8-K filed on August 3, 2007.
Item 17. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 9, 2008.

CHAD THERAPEUTICS, INC.
By:	/s/ Earl L. Yager
Earl L. Yager,
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Earl L. Yager and Tracy A. Kern, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Earl L. Yager. Earl L. Yager	President, Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2008

/s/ Tracy A. Kern Tracy A. Kern	Chief Financial Officer (Principal Financial and Accounting Officer)	January 9, 2008

/s/ Thomas E. Jones Thomas E. Jones	Chairman of the Board	January 9, 2008

/s/ Kathleen M. Griggs Kathleen M. Griggs	Director	January 9, 2008

/s/ John C. Boyd John C. Boyd	Director	January 9, 2008

/s/ Philip T. Wolfstein Philip T. Wolfstein	Director	January 9, 2008

/s/ James M. Brophy James M. Brophy	Director	January 9, 2008

INDEX TO EXHIBITS

4.1	(1)	Registration Rights Agreement
4.2	(1)	Form of Warrant
5.1		Opinion of Morrison & Foerster LLP
23.1		Consent of Rose, Snyder & Jacobs, LLP
		Consent of KPMG LLP
23.2		Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to CHAD Therapeutics, Inc.’s Report on Form 8-K filed on August 3, 2007.

II-4